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                                                                Exhibit 10.1(d)

                            STOCK PURCHASE AGREEMENT

            Stock Purchase Agreement, dated as of August 29, 1997 (the "Agreement") by and between Mentus Media Corp., a Delaware corporation (the "Company") and 21st Century Communications Partners, L.P, a Delaware limited partnership, 21st Century Communications T-E Partners, L.P., a Delaware limited partnership, 21st Century Communications Foreign Partners, L.P., a Delaware limited partnership, and Pulitzer Publishing Company (collectively, the "Initial Investors").

            WHEREAS, the Company desires to sell and deliver to the Initial Investors and the Initial Investors desire to purchase and receive from the Company, upon the terms and conditions herein set forth, shares of the Series C Senior Cumulative Compounding Convertible Preferred Stock, $1.00 par value per share, of the Company (the "Series C Preferred Stock");

            NOW, THEREFORE, the parties hereto in consideration of the mutual covenants herein contained and intending to be legally bound hereby, agree as follows:

SECTION 1. DEFINITIONS.

            1.1. Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated and include the plural as well as the singular:

            "Affiliate" means with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person. For the purposes of this definition, "control" (including the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

            "Agreement" means this Stock Purchase Agreement, as the same may be amended, supplemented or modified in accordance with the terms hereof.

            "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in either New York, New York, or the city and state in which the principal executive offices of the Company within the United States are located are not open for business.

            "Certificate of Amendment" means the Certificate of Amendment to the Company's Certificate of Incorporation substantially in the form attached hereto as Exhibit A.

            "Closing" has the meaning set forth in Section 2.3.
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            "Closing Date" has meaning set forth in Section 2.3.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Co-Investment Agreement" means a stock purchase agreement pursuant to which Lazard, Freres & Co. or any of its Affiliates or any Person identified by Lazard, Freres & Co. and acceptable to the Company acquires shares of the Series C Preferred Stock after the Closing Date and that either is (i) substantially in the form of this Agreement and provides for the purchase of not more than 12,988 shares of Series C Preferred Stock for a total purchase price of not less than $1,000,000 and provides for the closing thereunder to occur not later than 15 Business Days after the Closing Date or (ii) is in such form and provides for the purchase and sale of such number of shares of Series C Preferred Stock for such price, at such time and on such terms and conditions as may be approved by a majority of the Board of Directors of the Company, which majority includes the Series B Director and the Series C Director, in each case as the same may be amended from time to time in accordance with its terms and with the prior written consent of the Investors.

            "Company" means Mentus Media Corp., a Delaware corporation and its successors.

            "Company Parties" has the meaning set forth in Section 6.1.

            "Company Plans" has the meaning set forth in Section 2.20.

            "Common Stock" has the meaning set forth in Section 3.4.

            "Concurrent Transactions" has the meaning set forth in Section 2.4.

            "Contract" means any agreement, contract, commitment, indenture, lease, license, instrument, note, bond, security, agreement in principle, letter of intent, undertaking, promise, covenant, arrangement or understanding, whether written or oral.

            "Debt" means, with respect to any Person, at any time, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable that arise in the ordinary course of business, or professional fees and similar accounts payable that arise in connection with any transaction not prohibited by this Agreement, but only if and so long as the same are payable on customary terms,
(iv) all obligations of such Person as lessee under capital leases, (v) all Debt secured by a lien on any asset of such Person, whether or not such Debt is assumed by such Person and (vi) all Debt of others guaranteed by such Person.

            "Disclosure Schedule" means Schedule 3 hereto.

            "ERISA" has the meaning set forth in Section 2.20.


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            "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any court, panel, judge, board, bureau, commission, agency or other entity, body or other Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "Intangible Property" has the meaning set forth in Section 3.13.

            "Investors" means the Initial Investors and each other Person, other than the Company or an Affiliate of the Company who at any time acquires any shares of capital stock of the Company directly or indirectly from any Initial Investor in a transaction or chain of transactions not involving a public offering within the meaning of and registered under the Securities Act, for so long as such Person continues to hold such securities.

            "Investors' Shares" means any and all of the shares of Series C Preferred Stock purchased by any Investor pursuant to this Agreement.

            "Issue Date" means the date of this Agreement.

            "IRS" has the meaning set forth in Section 3.18.

            "Joyce Agreement" means the Agreement, dated September 25, 1996, among Gerard P. Joyce, the Company and the TFC Partnerships relating, among other things, to indebtedness of the Company to Joyce evidenced by the Joyce Note.

            "Joyce Agreement Amendment" means the First Amendment to Agreement, dated the date hereof and substantially in the form of Exhibit B hereto, among the Company, Gerard P. Joyce and the Initial Investors.

            "Joyce Note" means the Promissory Note, dated September 25, 1996 and in the original principal amount of Two Million Three Hundred Seventy-Five Thousand Five Hundred Dollars ($2,375,500.00), issued by the Company and payable to Gerard P. Joyce.

            "Joyce Note Amendment" means the Allonge to the Joyce Note dated as of the date hereof and substantially in the form of Exhibit C hereto.

            "Judgment" means any order, judgment, writ, decree, award or other determination, decision or ruling of any court, judge, justice or magistrate, any other Governmental Authority or any arbitrator.

            "Licenses" has the meaning set forth in Section 3.16.

            "Material Adverse Effect" means any event, fact, circumstance or occurrence which results or would result in a material adverse change in or a material adverse effect on any of (i) the


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condition (financial or otherwise), business, performance, operations or properties of the Company and its Subsidiaries taken as one enterprise, (ii) the legality, validity or enforceability of any Transaction Document or (iii) the ability of the Company or any of its Subsidiaries to perform its material obligations hereunder or under any other Transaction Document.

            "Other Stock Purchase Agreements" means the Stock Purchase Agreements, dated as of the date hereof, among the Company and certain other purchasers of Series C Preferred Stock as the same may be amended from time to time in accordance with their respective terms.

            "PBGC" has the meaning set forth in Section 3.20.

            "Pension Plans" has the meaning set forth in Section 2.20.

            "Permitted Liens" has the meaning set forth in Section 3.12.

            "Permitted Transferees" has the meaning as set forth in the Stockholders' Agreement.

            "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, or other entity of any kind or any Governmental Authority.

            "Preemptive Rights Agreement" means the Preemptive Rights Agreement, dated as of September 25, 1996, among the Company and the TFC Partnerships.

            "Preemptive Rights Agreement Amendment" means the First Amendment to Preemptive Rights Agreement, dated the date hereof and substantially in the form of Exhibit D hereto, among the Company and the Initial Investors.

            "Prior Purchase Agreement" means the Stock Purchase Agreement, dated September 25, 1996, among the Company and the TFC Partnerships pursuant to which the TFC Partnerships purchased shares of the Series B Preferred Stock.

            "Pugliese Employment Agreement" means the Employment Agreement between the Company and Thomas Pugliese, dated August 1, 1990, as amended pursuant to an amendment dated September 25, 1996.

            "Pugliese Employment Agreement Amendment" means the Second Amendment to Employment Agreement between the Company and Thomas Pugliese, dated as of the date hereof and substantially in the form of Exhibit E hereto.

            "Registration Rights Agreement" means the Registration Rights Agreement, dated as of September 25, 1996, among the Company, the TFC Partnerships and certain other stockholders of the Company.


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            "Registration Rights Agreement Amendment" means the First Amendment to Registration Rights Agreement, dated the date hereof and substantially in the form of Exhibit F hereto, among the Company, the Initial Investors and certain stockholders of the Company.

            "Requirement of Law" means, as to any Person, the charter and bylaws or other organizational or governing documents of such Person, and all federal, state and local laws, rules, regulations, orders, judgments, decrees or other determinations of an arbitrator, court or other Governmental Authority, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

            "Rights" means, with respect to any Person, any subscription, option, warrant, right, convertible security or other agreement, instrument or commitment of any character obligating (contingently or absolutely) such Person to issue or sell any capital stock or other securities.

            "Securities Act" means the Securities Act of 1933, as amended from time to time, or any successor statute, and (unless the context otherwise requires) the rules and regulations promulgated thereunder.

            "Series A Preferred Stock" means the Series A 8.25% Convertible Preferred Stock of the Company.

            "Series A Amendment" means the Certificate of Amendment of the Amended Certificate of Designation for the Series A Preferred Stock substantially in the form of Exhibit G hereto.

            "Series B Preferred Stock" means the Series B Senior Cumulative Compounding Convertible Redeemable Preferred Stock of the Company.

            "Series B Amendment" means the Certificate of Amendment of the Certificate of Designation for the Series B Preferred Stock substantially in the form of Exhibit H hereto.

            "Series C Preferred Stock" has the meaning set forth in the introductory paragraphs.

            "Series C Certificate of Designation" means the Certificate setting forth a copy of the resolution adopted by the Board of Directors of the Company, pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation of the Company, as amended, which resolution provides for the designation, powers and rights of the series designated thereby as the Series C Preferred Stock of the Company, as filed with the Secretary of State of the State of Delaware on or prior to the date hereof, in the form attached hereto as Exhibit I.

            "Stockholders Agreement" means the Stockholders Agreement, dated as of September 25, 1996, among the Company, the TFC Partnerships and certain other stockholders of the Company.


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            "Stockholders' Agreement Amendment" means the First Amendment to
Stockholders' Agreement, dated the date hereof and in the form of Exhibit J hereto, by and among the Company, the Initial Investors and certain other stockholders of the Company.

            "Subsidiary" means with respect to any Person as of any time, each entity as to which any of the following statements is true as of such time:

                  (a) such entity is an Affiliate of such Person which is
            controlled by such Person, or

                  (b) such Person owns or controls, directly or indirectly
            through one or more intermediaries, 50% or more of the outstanding equity interests in such entity having ordinary voting power to elect a majority of the members of the board of directors or joint venture, partnership or other management committee, trustees, managers or other Persons ordinarily having the power, authority or responsibility for managing or directing the management of such entity, or

                  (c) such Person, directly or indirectly through one or more intermediaries, is entitled under ordinary circumstances to 50% or more of the profits or losses of such entity or to receive upon dissolution and liquidation of such entity 50% or more of the assets available for distribution to the holders of equity interests in such entity, and in the case of any of clauses (a), (b) and (c), disregarding any voting power, equity interests or other rights or interests which any Person other than such Person or another Subsidiary of such Person would or might have upon the happening of any contingency, the satisfaction of any condition or the occurrence of any event which has not happened, been satisfied or occurred as of such time.

            "Tax" means any federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other tax, duty or assessment of any nature whatsoever, together with all interest, penalties and additions imposed with respect thereto.

            "TFC Partnerships" means 21st Century Communications Partners, L.P, a Delaware limited partnership, 21st Century Communications T-E Partners, L.P., a Delaware limited partnership, 21st Century Communications Foreign Partners, L.P., a Delaware limited partnership.

            "Transactions" means the transactions contemplated by the Transaction Documents and all other transactions consummated in connection therewith.

            "Transaction Documents" means this Agreement, the Stockholders' Agreement, the Series C Certificate of Designation, the Joyce Agreement, the Registration Rights Agreement, the


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Preemptive Rights Agreement, the Certificate of Amendment, the Other Stock
Purchase Agreement, the Joyce Agreement Amendment, the Preemptive Rights Agreement Amendment, the Registration Rights Amendment, the Stockholders Agreement Amendment, the Series A Amendment and the Series B Amendment.

            1.2 Terms Generally; Certain Rules of Construction. The definitions in Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The words "herein", "hereof" and "hereunder" and words of similar import refer to this Agreement in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Sections, Exhibits and Schedules shall be deemed references to and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless otherwise expressly provided herein or unless the context shall otherwise require, any references as of any time to the "Certificate of Incorporation", "Articles of Incorporation", "charter", "organizational or constituent documents" or "By-laws" of any entity, to any agreement (including this Agreement) or other Contract, instrument or document or to any statute or regulation or any specific section or other provision thereof are to it as amended and supplemented through such time (and, in the case of a statute or regulation or specific section or other provision thereof, to any successor of such statute, regulation, section or other provision). Any reference in this Agreement to a "day" or number of "days" (without the explicit qualification of "Business") shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day. The word "property" includes property and assets of any kind, whether real or personal, tangible or intangible.

      Section 2. Purchase and Sale; Closing.

            2.1. Sale and Purchase of Investor's Shares; Purchase Price.

            (a) Upon the terms and subject to the conditions set forth in this Agreement, the Company is selling, assigning, transferring, conveying and delivering to each of the Initial Investors the number of Investors' Shares set forth opposite such Initial Investor's name on Schedule 2.1 hereto, and such Initial Investor is purchasing such Investors' Shares from Company on the date hereof for a purchase price as set forth below.

            (b) Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, and simultaneously with receipt of the Investors' Shares on the date hereof, each of the Initial Investors is paying to the Company the amount set forth opposite such Initial Investor's name on
      Schedule 2.1 hereto (which is a purchase price of $77.00 per share of Series C Preferred Stock) in cash by wire transfer to an account as designated by the Company prior to the Closing.


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

            2.2. Closing. The closing ("Closing") of the Transactions shall be held at the office of Baker & Botts, L.L.P., 599 Lexington Avenue, New York, NY 10022 or at such other place and time as may be agreed upon by the Company and the Investors. The date of the Closing is referred to herein as the "Closing Date."

            2.3. Deliveries.

            2.3.1. Within five business days of the Closing, the Company will deliver to each of the Initial Investors free and clear of all liens, claims or other encumbrances, certificates representing the Investors' Shares registered in the name of such Investor and for the number of shares of Series C Preferred Stock set forth opposite such Investor's name on Schedule 2.1 hereto; and

            2.3.2. At the Closing, each Initial Investor will pay to the Company the purchase price for the shares of Series C Preferred Stock being purchased by such Initial Investor, as described above in Section 2.1(b).

            2.4. Concurrent and Subsequent Transactions.

            (a) Contemporaneously with Closing, the following further transactions the ("Concurrent Transactions") will have occurred or will occur:

            (i) Contemporaneously with the Closing, the Stockholders' Agreement Amendment, the Registration Rights Agreement Amendment, the Preemptive Rights Agreement Amendment, the Joyce Agreement Amendment, the Joyce Note Amendment, and the Pugliese Employment Agreement Amendment (collectively, with the documents identified in subsection (iv) below, the "Concurrent Transaction Documents") will have been executed and delivered by each of the parties thereto;

            (ii) Contemporaneously with the Closing, the Company will issue to Gerard P. Joyce 6,494 shares of the Series C Preferred Stock as prepayment in full of Five Hundred Thousand and Thirty-Eight Dollars ($500,038.00) of the principal amount of the Joyce Note.

            (iii) Contemporaneously with the Closing, the closing of the purchase by certain other investors of approximately 7,072 shares of Series C Preferred Stock for a purchase price of $77.00 per share in accordance with the terms and conditions of the Other Stock Purchase Agreements will occur; and

            (iv) Prior to or contemporaneously with the Closing, each of the Series C Certificate of Designation, the Series A Amendment, the Series B Amendment, and the Certificate of Amendment will have been filed with the Secretary of State of the State of Delaware and will be effective.


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

            (b) The parties anticipate that, after the Closing Date, the Company will enter into a Co-Investor Agreement pursuant to which Lazard, Freres & Co. or one or more of its Affiliates, or one or more Persons identified by Lazard, Freres & Co. and acceptable to the Series B Director and the Company will acquire shares of the Series C Preferred Stock after the Closing Date.

            2.5. Failure to Consummate Any Transaction. If any of the transactions contemplated by the Concurrent Transaction Documents to which any Initial Investor is intended to be a party is consummated, but any of the Concurrent Transactions contemplated by Section 2.4(a) to be consummated concurrently with or after such transaction or any of the transactions contemplated by the other Concurrent Transaction Documents is not so consummated for any reason on the same date in a manner reasonably satisfactory to the Initial Investors and their counsel, then, notwithstanding any provision of any Concurrent Transaction Document apparently to the contrary (i) the Initial Investors shall have no further obligations under this Agreement or any other Current Transaction Document and (ii) in addition to any other rights or remedies which the Initial Investors may have pursuant hereto or at law or in equity, the Initial Investors shall have the absolute and unconditional right within 14 days to rescind each consummated Concurrent Transaction or any transaction contemplated by the Concurrent Transaction Documents to which any Investor was a party, in which event the Company shall take all such actions as may be necessary to make such rescission fully effective, including but not limited to repaying to the Initial Investors the amount of all cash payments made by them pursuant to Section 2.1. hereof.

            Section 3. Representations, Warranties and Covenants of the Company. The Company hereby represents, warrants and covenants with and to the Investors that, except as set forth on the Disclosure Schedule, as of the Closing Date:

            3.1. Organization. The Company is a corporation duly and validly organized, existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to do business in and is in good standing under the laws of each jurisdiction in which the character of its business or the ownership of its assets so requires. The Company has all requisite power and authority to own or hold under lease its assets and operate its business at the places where such assets are presently located and at the places and in the manner in which such business is presently conducted. The Company does not have any subsidiaries, nor is the Company a party to any joint venture.

            3.2. Authority. The execution, delivery and performance of this Agreement and the other Concurrent Transaction Documents and the compliance with the respective provisions hereof and thereof by the Company have been duly and validly authorized by all necessary corporate action of the Company and each of this Agreement and the other Concurrent Transaction Documents is the legal, valid and binding agreement of the Company enforceable in accordance with its terms, except insofar as enforcement may be affected by bankruptcy, reorganization or similar laws relating to creditors' rights in general, and general principles of equity.


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

            3.3. Corporate Records. The copies of (i) the Certificate of Incorporation, as amended and as provided pursuant to Section 3.31(ii), and (ii) the By-laws of the Company attached to the Prior Purchase Agreement as Schedule
3.3. are true and complete copies of such instruments and include all amendments and modifications up to but not including the Closing Date. The minute books of the Company, as made available to the Initial Investors and their representatives, contain the complete records of all meetings of and corporate actions or written consents by the respective stockholders and the Board of Directors of the Company and the same are accurate in all material respects.

            3.4. Capitalization.

            3.4.1. Immediately prior to the sale of the Investors' Share to the Investors, (i) the total authorized capital stock of the Company shall consist of shares of common stock, par value $.01 per share (the "Common Stock"), 20,000 shares of Series A Preferred Stock, 91,100 shares of Series B Preferred Stock, 90,000 shares of Series C Preferred Stock and 298,900 shares of so-called "blank-check" Preferred Stock which had not been designated pursuant to Section 151 of the Delaware General Corporation Law or the Company's Certificate of Incorporation, (ii) the total issued and outstanding capital stock of the Company shall consist of 266,268 shares of Common Stock, 6,000 shares of Series A Preferred Stock, 91,059 shares of Series B Preferred Stock and no shares of Series C Preferred Stock, which shares of Common Stock and Series A Preferred Stock were owned by the Persons and in the amounts set forth on Schedule 3.4.1 to the Prior Purchase Agreement and which shares of Series B Preferred Stock were owned by the Persons and in the amounts set forth on Schedule
      3.4.1 hereto and (iii) there are no treasury shares of capital stock.

            3.4.2. Upon the sale of the Investors' Shares to the Initial Investors and the other issuances of shares of Series C Preferred Stock contemplated by subsections (a)(ii) and (a)(iii) of Section 2.4, the total issued and outstanding Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of the Company shall be as set forth on Schedule 3.4.2 hereto.

            3.4.3. When issued to the Initial Investors in accordance with the terms and conditions hereof, the Investors' Shares will be duly and validly issued, will be fully paid and non-assessable and will be free and clear of all liens, claims, pledges, encumbrances and restrictions of any kind, nature and description (other than restrictions on the subsequent transfer of securities imposed generally on sales of securities in non-registered transactions under federal securities laws and the restrictions imposed by the Transaction Documents) and the Initial Investors will have good, valid and marketable title to the Investors' Shares. Except as set forth on Schedule 3.4.3 hereto and except as set forth in the Company's Certificate of Incorporation or Transaction Documents, immediately prior to the sale of the Investors' Shares to the Initial Investors, there shall be (i) no outstanding subscriptions, script, warrants, commitments, conversion rights, calls, options or agreements to issue or sell additional securities of the Company (ii) no obligations whatsoever requiring, or which might require, the Company to issue any securities,
      (iii) no agreements, commitments, or understandings with respect to the internal management, control or affairs of the Company including voting trusts and proxies, (iv) no shares of capital stock of the Company of any class or series were reserved for issuance, and (v) except for the Transaction Documents there were no trusts, agreements, arrangements or understandings to which the Company was a party or by which it was bound or of which the Company had knowledge that, directly, indirectly, absolutely or contingently, relate to the issuance, ownership, pledge, transfer, purchase, redemption or repurchase, voting or registration under the Securities Act of, or any restriction with respect to, any shares of authorized, issued or outstanding capital stock of the Company of any class or series.

            3.5. Financial Condition. The Company has furnished to the Initial Investors true and complete copies of (i) the audited balance sheet of the Company as of December 31, 1996 (the "1996 Audited Balance Sheet") and the related statement of income, changes in stockholders' equity and cash flows for the fiscal year then ended and of the audit report thereon of the Company's independent certified public accountants and (ii) the unaudited interim balance sheet of the Company as of June 30, 1997 (the "Unaudited Balance Sheet") and the related income statement for the six month period then ended. Such 1996 Audited Balance Sheet and related financial statements, all as previously delivered to the Initial Investors have been prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied, and fairly present the financial position, results of operations, assets and liabilities of the Company as of the respective dates and for the respective fiscal periods covered thereby. The Unaudited Balance Sheet and related income statement were prepared consistent with GAAP, subject to audit adjustments, notes and footnote disclosures that would customarily be required to comply with financial statements presented according to GAAP, and fairly present the financial position, results of operations, assets and liabilities of the Company as of the dates and for the fiscal period covered thereby. Except as set forth on Schedule 3.5, there are no material liabilities or obligations of any nature, whether known or unknown, accrued or not accrued, absolute, contingent or otherwise, which are not disclosed as such on the aforementioned financial statements or in the notes thereto. Except as set forth in Schedule 3.5, since December 31, 1996, the Company has not incurred any material liability or obligation, accrued, absolute, contingent or otherwise, except in the normal course of the Company's business. Since June 30, 1997, there has been no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of the Company, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God, or other public force or otherwise; and to the best knowledge, information and belief of the Company, no fact or condition exists or is contemplated or threatened which might cause such a change in the future.

            3.6. No Consents Required. Except for consents of the TFC Partnerships, which have been given, no consent, authorization, approval, permit or order of, waiver by, or notice or declaration to or registration, qualification or filing with, any Governmental Authority or other

Person pursuant to any applicable Requirement of Law or any Contract is required in connection with the Company's execution, delivery or performance of any Concurrent Transaction Documents or the consummation of any of the Concurrent Transactions which has not been obtained.

            3.7. Title to and Useability of Assets. All of the material assets and properties of the Company are reflected in the 1996 Audited Balance Sheet and all such assets so reflected or existing (i) are owned beneficially and of record by the Company, free and clear of any liens, claims, encumbrances and restrictions, except as set forth in Schedule 3.12.1, (ii) are all of the assets and properties which are necessary to conduct the business of the Company as it is currently conducted and (iii) are used or held in compliance with all applicable laws, rules and regulations and are suitable for the purposes intended. Except as set forth on Schedule 3.7 hereto, since the date of the 1996 Audited Balance Sheet the Company has not disposed of or acquired any assets or properties otherwise than in the ordinary course of its business and for individual amounts not in excess of $5,000.

            3.8. Litigation. Except as set forth on Schedule 3.8 hereto, there is no action, suit, claim, complaint, notice of violation, proceeding at law or in equity, arbitration, administrative or other proceeding or investigation by or before any Governmental Authority or other instrumentality or agency, or, to the Company's knowledge, threatened, against the Company or any of its properties or rights, and the Company does not know of any valid basis for any of the same. The Company is not subject to any judgment, order or decree entered in any lawsuit or proceeding which affects (i) the Company or any part of the business, properties or assets of the Company or (ii) any part of the transaction contemplated hereby, or which seeks to impose conditions upon the degree of the Investors' control over, or the manner in which Investors shall be permitted to manage their respective investments in the Company subsequent to the consummation of the Transactions.

            3.9. Compliance with Laws. To the best knowledge of the Company, the Company is in compliance with all federal, state and local laws, ordinances, regulations and orders applicable to it and its business which could have a material adverse effect on the Company, its assets or its business. To the best knowledge of the Company, the Company has all required federal, state and local governmental licenses and permits necessary in the conduct of its business; such licenses and permits are in full force and effect; the Company has not violated any thereof; and no proceeding is pending or, to the Company's knowledge, threatened, to revoke or limit any thereof.

            3.10. Disclosure of Information. No representation, warranty or covenant made by the Company to the Initial Investors in this Agreement, any schedule or exhibit to this Agreement or any document, certificate, schedule or exhibit given to the Initial Investors in connection with this Agreement and the transaction contemplated hereby, contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements set forth in this Agreement or the matters disclosed in such exhibit, document, schedule or certificate, in light of the circumstances under which such statements or disclosures were made, not misleading. There is no fact known to Company which may materially and adversely affect the business, prospects or financial condition of the Company or its properties or assets, which has not been set forth in the

Agreement or in the exhibits, certificates, schedules or statements in writing furnished in connection with the Concurrent Transactions or the Prior Purchase Agreement.

            3.11. Real Property.

            3.11.1. Except as set forth on Schedule 3.11.1 to the Prior Purchase Agreement, the Company owns no real property.

            3.11.2. Schedule 3.11.2 hereto is a complete copy of each lease of real property (including amendments thereto) to which the Company is a party. Except as set forth on Schedule 3.11.2 hereto, there are no contractual obligations or commitments for the Company to enter into new leases of real property or to renew or amend existing leases of real property prior to the Closing Date.

            3.12. Personal Property.

                  3.12.1. Except as set forth in Schedule 3.12.1. hereto, the Company has the right to use all tangible personal properties and assets that are material to the conduct of its business, subject to (i) limitations imposed by the terms of the applicable lease, in the case of leased property, (ii) defects in title, mortgages, liens, security interests, charges and encumbrances disclosed in Schedule 3.12.1 hereto and (iii) such restrictions on use as do not materially impair the use of such properties and assets or the business of the Company (clauses (i), (ii) and (iii) collectively referred to herein as the "Permitted Liens"). The Company has good and marketable title to all of the tangible personal properties, assets and rights owned by it, free and clear of all mortgages, liens, security interests, charges and encumbrances, except for Permitted Liens.

                  3.12.2. All leases, subleases and other agreements under which the Company is lessee or lessor of any property, real or personal, are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto enforceable in accordance with their respective terms (except as such enforcement may be limited by bankruptcy, reorganization, insolvency or other laws and court decisions relating to or affecting the enforcement of creditors' rights generally, including but not limited to statutory or other law regarding fraudulent transfers, and except as to the availability of specific performance or other equitable remedies). To the best knowledge of the Company, there is not under any of such instruments, any claimed default or any event which with notice or lapse of time or both would constitute such an event of default on the part of the Company which would have a Material Adverse Effect on the Company.

                  3.12.3. Except as disclosed on Schedule 3.12.3 to the Prior Purchase Agreement, all machinery, equipment and other tangible personal property that is material to the conduct of the business of the Company, as the case may be, and that is owned or used by the Company is free from any material defect and is capable of being used in the ordinary and usual course of business as presently conducted by the Company.

            3.13. Intangible Property. Except as set forth on Schedule 3.13 hereto, the Company owns, or has valid, binding and enforceable rights to use, any and all material patents, trademarks, trade names, service marks, service names, copyrights, applications therefor and other intellectual property rights ("Intangible Property") used or held for use in connection with its business, in each case free and clear of any lien, security interest, charge or encumbrance.
Schedule 3.13 hereto sets forth a complete list of all material Intangible Property used or held for use in connection with the Company's business owned or licensed to the Company and any licenses or other agreements relating thereto, and such Schedule 3.13 indicates whether and where any such Intangible Property has been registered or filed with the United States Patent and Trademark Office, the Library of Congress Copyright Office or the corresponding office of any other jurisdiction. Except as set forth on Schedule 3.13 hereto, to the best of the knowledge of the Company, the Company has not infringed, misappropriated, misused or been charged with (or, to the best of the Company's knowledge, been threatened to be charged with), respect to infringement, misappropriation or misuse of any Intangible Property owned or claimed by another. The Company has not received any notice with respect to infringement, misappropriation or misuse of any Intangible Property owned or claimed by another. Except as disclosed on
Schedule 3.13 to the Prior Purchase Agreement, the Company has not granted any outstanding licenses or other rights, or obligated itself to grant licenses or other rights in or to any of the Intangible Property owned, used by or licensed to them.

            3.14. Offerees; Regulation D. None of the Company, its directors and officers, its Affiliates nor any Person acting as agent for or on behalf of any of the Company has, directly or indirectly, sold, offered for sale, or solicited offers to buy any of the Investors' Shares, any other shares of Series C Preferred Stock, any other capital stock or any other securities of the Company so as to bring the offer, issuance or sale of the Investors' Shares as contemplated by this Agreement within the registration requirements of Section 5 of the Securities Act, or within the registration or qualification requirements of any "blue sky" or securities laws of any state or other jurisdiction. Assuming the Investors are "accredited investors" within the meaning of Regulation D of the Securities Act, the offering, issuance and sale of the Investors' Shares pursuant to this Agreement and of the shares of Series C Preferred Stock referred to in subsection (c) and (d) of Section 2.4 are exempt from the registration provisions of the Securities Act.

            3.15. Capital Commitments. Other than in the ordinary course of business, there are no unfulfilled promises or commitments for capital expenditures of the Company which are not reflected in the December 31, 1996 financial statements.

            3.16. Licenses; Requirements of Law. To the best of the knowledge of the Company, Company possesses all authorizations, approvals, consents, licenses, permits, easements, certificates and other rights and permissions necessary to conduct its respective business and to own, lease and operate properties as currently or anticipated to be conducted, owned, leased or operated, including all of the foregoing necessary for the use by the Company of all Intangible Property used or anticipated to be used in the conduct of its business as currently or anticipated to be conducted without a conflict with the rights of others (collectively, the "Licenses") for which the failure to possess would have a Material Adverse Effect. To the knowledge of the Company, all of the Licenses are in full force and effect. The Company has no reason to believe that any of the Licenses will be revoked, canceled, rescinded, or not renewed in the ordinary course and on the same or more favorable material terms, other than any such revocation, cancellation, rescission, or non-renewal of any License which is not individually or in the aggregate with one or more other License(s), material to the business or operations of the Company. To the knowledge of the Company, there is not now pending any material complaint nor any basis for any such complaint, which might have any of the results referred to in the immediately preceding sentence. The Company is operating in all material respects in accordance with the terms of the Licenses. To the best of the knowledge of the Company, the Company is, and has conducted its business and affairs, in compliance with all applicable Requirements of Law, except where the failure to comply has not had and, insofar as reasonably can be foreseen, will not have a Material Adverse Effect.

            3.17. Certain Fees. Neither the Company nor any of its Affiliates, officers, directors or employees has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage or finder's fee or commission in connection with any of the Concurrent Transactions.

            3.18. Tax Matters. There has been duly filed by or on behalf of the Company, or a filing extension from the appropriate federal, state, foreign and local governments or Governmental Authorities has been obtained with respect to, all Tax returns and reports required to be filed on or prior to the date hereof, and all of such Tax returns and reports are correct and complete in all material respects. Except as provided in Schedule 3.18 to the Prior Purchase Agreement, payment in full or adequate provision for the payment of all Taxes required to be paid in respect of the periods covered by such Tax returns and reports has been made and a reserve which the Company reasonably believes to be adequate has been set up for the payment of all such Taxes anticipated to be payable in respect of periods through the date hereof. The federal income tax returns required to be filed by or on behalf of the Company under the Code or any predecessor statute have either been examined by the Internal Revenue Service ("IRS") or the period during which any assessments may be made by the IRS has expired for all years up to and including the taxable year ended December 31, 1993 and any deficiencies or assessments asserted in writing by the IRS have either been paid or are being contested in good faith by appropriate proceedings and are adequately reserved against, it being understood that net operating loss carryforwards attributable to such years remain subject to disallowance by the IRS. All other Taxes due and payable by or on behalf of the Company have either been paid or adequately reserved for or are being contested in good faith by appropriate proceedings as set forth on Schedule 3.18 to the Prior Purchase Agreement (except for such Taxes which are in the aggregate immaterial in amount). Except as provided in Schedule 3.18 to the Prior Purchase Agreement, the Company has not given any waiver which has not yet expired of any statute of limitations relating to the assessment or payment of Taxes. The Company has not, with regard to any property held, acquired or to be acquired by it, filed a consent pursuant to Section 341(f) of the Code or any predecessor statute. The Company is not a party to any tax-sharing or similar agreement with any Person.

            3.19. Absence of Certain Interests of Affiliated Parties. Except as set forth on Schedule 3.19 hereto, no present or former stockholder, partner, director, officer or employee of the Company individually owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any Intangible Property, or in any application for a grant or registration of any patent, trademark, trade name, service mark, copyright or other Intangible Property, which the Company owns, possesses or uses in its operations as heretofore, now or proposed to be conducted. None of the present or former stockholders, partners, joint venturers, directors or officers of the Company, nor any related party of any of the foregoing, is indebted to the Company, and the Company is not indebted or has any other liability to any such Person, except (i) pursuant to the express terms of the Contracts listed on
Schedule 3.22.1 hereto and (ii) except as set forth on Schedule 3.19 hereto, liabilities to directors or officers for compensation for services in such capacity rendered since the end of the last calendar month.

            3.20. Employee Matters.

            3.20.1. The names of and the IRS identification numbers of (i) all "employee pension benefit plans", as defined in Section 3(2) and subject to Title IV of the Employee Retirement Income Security Act of 1984, as amended ("ERISA"), which have been maintained or contributed to by the Company during any of the last five years (the "Pension Plans"), (ii) all other "employee pension benefit plans" as defined in Section 3(2) of ERISA which have been maintained or contributed to by the Company during any of the last five years, and (iii) all other employee benefit plans (including all "employee welfare benefit plans" as defined in Section 3(1) of ERISA and all other "employee benefit plans" as defined in Section 3(3) of ERISA) which have been maintained or contributed to by the Company and (a) which currently exist or (b) for which any continuing liabilities exist (all of which plans described in clauses (i), (ii) and (iii) are referred to collectively as the "Company Plans"), are listed on Schedule 3.20 to the Prior Purchase Agreement. Except as otherwise indicated on Schedule
      3.20 to the Prior Purchase Agreement, none of the Pension Plans is a "multi-employer plan" as defined in Section 4001(a)(3) of ERISA or single-employer plan subject to Section 4063 of ERISA, and the Company has not incurred or is expected to incur any withdrawal liability under ERISA with respect to any "multi-employer plan" or any single-employer plan subject to Section 4063 of ERISA.

            3.20.2. Favorable determination letters from the IRS with respect to the status of each Pension Plan which is intended to qualify under Section 401 of the Code have been received. The Company is not aware of any facts which would adversely affect the qualified status of any Pension Plan that is intended to so qualify.

            3.20.3. The Company has not incurred in connection with the termination of a Pension Plan, and the Company has no knowledge of any event or condition which would be reasonably likely to cause, any liability to the Pension Benefit Guaranty Corporation (the "PBGC") or otherwise under ERISA. Except as set forth in Schedule 3.20 to the Prior Purchase Agreement, were any Pension Plan to terminate on the date hereof, the Company would not incur any material liability to the PBGC or otherwise under ERISA, nor be required to contribute any material additional amounts to any Pension Plan in order to terminate such Pension Plan.

            3.20.4. There are no pending claims, lawsuits or investigations that have been asserted or instituted against the assets of any of the trusts under the Company Plans or against the Company or any fiduciary of any of the Company Plans with respect to the operation of the Company Plans.

            3.20.5. The Company Plans have been maintained and administered in all material respects in accordance with their terms and with all provisions of ERISA and the Code or any predecessor statute (including rules and regulations under ERISA, the Code and any predecessor statute) applicable thereto and, to the knowledge of the Company, neither the Company nor any "party in interest" or "disqualified person" (within the meaning of Section 4975 of the Code or Title I, Part 4 of ERISA) within the control of the Company with respect to the Company Plans has engaged in a "prohibited transaction" within the meaning of Section 4975 of the Code or Title I, Part 4 of ERISA. Without limiting the generality of the foregoing, none of the Pension Plans has incurred a material "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code whether or not waived; no Pension Plan has been the subject of a "reportable event" as defined in Section 4043 of ERISA, as to which notices would be required to be filed with the PBGC and all required contributions under each Pension Plan for all periods through and including the Issue Date have been made.

            3.21. Insurance. The properties and operations of the Company are insured under various policies of general liability and other forms of insurance covering such risks as are usually insured against by prudent companies engaged in the businesses and activities in which the Company is engaged, and, as of the Closing Date, no premiums are past due. The Company has not been refused any insurance, no request for coverage has been limited, by an insurance carrier to which it has applied for insurance or with which it has carried insurance during the past five years. The Company has not obtained director and officer liability insurance.

            3.22. Contracts and Commitments.

            3.22.1. Except as set forth on Schedule 3.22.1 hereto and as contemplated by the Transaction Documents, the Company is not a party to, otherwise subject to, bound by, obligated or liable under or entitled to any rights or benefits under, and none of the properties or businesses of the Company are subject to, any of the following:

                  (i) written Contract with any present or former officer,
            employee or consultant or for the employment of any Person, including any consultant or any oral contract with any such Person which is not terminable at will by the Company without any payment of any kind;

                  (ii) Contract for the future purchase of, or payment for,
            supplies, products or services having a total value or involving total payments or costs of $100,000 or more in any one case or in the aggregate for all Contracts which are related or which are with the same Person or group of affiliated Persons;

                  (iii) Contract continuing over a period of more than six
            months from the date hereof having a total value or involving total payments or costs of $100,000 or more in any one case or in the aggregate for all Contracts which are related or which are with the same Person or a group of affiliated Persons;

                  (iv) distribution, dealer, representative or agency Contract which, individually or together with one or more such Contracts which are related or are with the same Person or group of affiliated Persons, is material (except for the Licenses);

                  (v) lease under which the Company is either lessor or lessee of any real property or any material personal property having annual lease payments in excess of $100,000;

                  (vi) note, debenture, bond or other security or evidence of indebtedness, equipment trust agreement, letter of credit agreement, loan agreement, pledge or security agreement, mortgage or other Contract pursuant to which any material contingent obligation or any other Debt of the Company to any other Person or of any other Person to the Company was incurred or may be incurred in the future or otherwise relating to any such contingent obligation or other Debt;

                  (vii) Contract for any capital expenditure or leasehold
            improvement in excess of $100,000 per year in any single case or $100,000 per year in the aggregate for all cases;

                  (viii) Contract limiting or restraining the Company from
            engaging in any business or competing in any manner generally or in any specific geographic area or obligating the Company to present any business or other opportunity to any other Person or grant or offer to grant any other Person any participation or other interest in any business or other opportunity;

                  (ix) Contract pursuant to which any Person has a right of
            first refusal, a "tag-along" right or any similar right with respect to any proposed disposition by the Company of any equity interest in the Company or of any other property of the Company;

                  (x) Contract which relates in whole or in part to any License or Intangible Property;

                  (xi) Contract with any labor union;

                  (xii) bonus, pension, profit-sharing, retirement, stock
            purchase, stock option, deferred compensation, stock bonus, stock or equity appreciation plan, phantom stock or equity interest plan, death benefit, disability, insurance, medical reimbursement, fringe benefit plan, or similar plan, program or Contract in effect with respect to its employees or the employees of others, except for the Company Plans;

                  (xiii) Contract which provides for "golden parachute" or
            similar benefits;

                  (xiv) Contract relating to the mortgaging, pledging or other placing of a lien on any properties of the Company;

                  (xv) Contract with or for the benefit of any present or former stockholder (other than the Investors or their respective Affiliates), partner, director or officer of the Company or any Affiliate of any such Person, except for the Company Plans, and except for Contracts exclusively between and for the benefit Company and disclosed on any Schedule;

                  (xvi) Material Contract not made in the ordinary course of business.

            3.22.2. Schedule 3.22.2. to the Prior Purchase Agreement lists all material Licenses material to the operation to the Company's business and identifies the grantor of each thereof.

            3.22.3. Except as set forth on Schedule 3.22.3 to the Prior Purchase Agreement, each of the Licenses, Contracts, plans and other items identified on Schedule 3.22.1 hereto or Schedule 3.22.2 to the Prior Purchase Agreement is in full force and effect, valid and enforceable in accordance with its terms; the Company is, and to the Company's knowledge all other parties thereto are, in compliance with the material provisions thereof; the Company is not, and to the Company's knowledge no other party thereto is, in default in the performance, observance or fulfillment of any agreement, covenant, obligation, commitment or condition contained therein; and to the knowledge of the Company no event has occurred which, with or without the giving of notice or lapse of time or both, would constitute a default or event of default thereunder, except for defaults or events of default which are not, individually or in the aggregate, material. Furthermore, no such License, Contract, plan or other item contains, in the reasonable opinion of the Company, any material requirement, commitment, condition or other provision with which there is a reasonable likelihood the Company or, to the knowledge of the Company, any other party thereto will be unable to comply or with which there is a reasonable likelihood the Company or to the knowledge of the Company, any other party thereto will be able to comply only at an economic loss.

            3.23. Labor Matters. The Company has not suffered any strike, slowdown, picketing or work stoppage by any union or other group of employees affecting the business of the Company, and to the Company's knowledge no such event or action is threatened. There are no unfair labor practice charges or grievances pending or in process or threatened by or on behalf of any employee or group of employees of the Company, and no written complaints received by the Company, or threatened, or, with respect to unresolved complaints, on file with any federal, state or local Governmental Authority, alleging employment discrimination or sexual harassment by the Company. The Company is not a party to any collective bargaining agreement.

            3.24. Restricted Payments and Agreements.

            3.24.1. Except (i) as set forth on Schedule 3.11.2 or Schedule
      3.22.1 hereto (ii) for transactions contemplated by the Transaction Documents and (iii) for the Concurrent Transactions, since December 31, 1996 there has not been (i) any declarations or dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any capital stock of the Company, (ii) except as set forth on the balance sheet of the Company dated as of December 31, 1996, or, since that time, in the ordinary course of business, any payment or distribution on account of any Debt, (iii) any purchase, redemption or acquisition for value or any payment in respect of any shares of any class of its capital stock or any warrants, rights or options to acquire any such shares, (iv) except as set forth on Schedule 3.24 hereto, any purchase, redemption, prepayment, defeasance or acquisition for value of any Debt, (v) any material adverse change in the business of the Company,
      (vi) any amendment, termination or waiver of any rights of material value to the Company, (vii) any termination of employment of any key employee,
      (viii) any capital expenditures or commitments by the Company other than in the ordinary course of business (including in connection with installation of monitors) and (ix) any agreement or understanding, whether in writing or otherwise, for the Company to take any of the actions specified in items (i) through (viii).

            3.24.2. Except for the Transactions the Company has not (i) entered into any agreement with any Person which, in the absence of a default thereunder, would legally restrict the Company from paying dividends or making redemption payments on the Series C Preferred Stock on each date contemplated by the Series C Certificate of Designation or from fully performing on a timely basis any of its obligations with respect to the Series C Preferred Stock, the Series B Preferred Stock, the Series A Preferred Stock or the Common Stock of the Company or would condition or otherwise limit or restrict the ability of the Company to (a) pay dividends or make any other distributions permitted by applicable law to the Company; (b) pay any Debt owed to the Company; (c) make loans or advances to the Company; or (d) transfer any of its property or assets to the Company; or (ii) otherwise create or suffer to become effective any consensual arrangement which would have any effect referred to in subclause (i) of this Section 3.24.2.

            3.25. Conduct of Business. The Company Parties are principally engaged in only the business of electronic out-of-home media comprised of video displays on remote public locations linked by a communications network. The Company also has ownership interests in the businesses listed on Schedule 3.25 of the Prior Purchase Agreement.

            3.26. Environmental Matters. The Company (i) has not received written notice or otherwise learned of any claim, demand, action, event, condition, report or investigation indicating or concerning any potential or actual liability of any Company Party which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect arising in connection with (a) any non-compliance with or violation of the requirements of any applicable federal, state and local environmental health and safety laws and regulations or (b) the release or threatened release of any toxic or hazardous waste, substance or constituent into the environment, (ii) to the knowledge of the Company, does not have any threatened or actual liability in connection with the release or threatened release of any toxic or hazardous waste, substance or constituent into the environment which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, (iii) has not received notice of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any toxic or hazardous waste, substance or constituent or other substance into the environment for which the Company is or may be liable, or (iv) has received notice that the Company is or may be liable to any Person under the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq. or any analogous state law.

            3.27. Key Employees; Deferred Compensation. None of the officers or key employees of the Company set forth on Schedule 3.27 hereto, to the Company's knowledge, presently intends to terminate his or her employment by the Company. The Company does not have any cash deferred compensation obligations to any director, officer or employee of the Company.

            3.28. Other Agreements. All representations and warranties of the Company contained in any of the Concurrent Transaction Documents (other than this Agreement) are true and accurate in all material respects. Each of the Concurrent Transaction Documents (other than this Agreement) is in full force and effect. The Company has complied in all material respects with all of its covenants and agreements contained in each of the Concurrent Transaction Documents (other than this Agreement). As of or immediately prior to the Closing, (i) all documents relating to the Concurrent Transactions are in full force and effect and have been executed and delivered in the respective forms furnished to the Investors, (ii) no term, condition or provision of any of the documents relating to the Concurrent Transactions has been amended, modified or waived, expressly or by implication, (iii) all conditions to the consummation of the Concurrent Transactions have been satisfied (or waived with the concurrence of the Initial Investors), (iv) the Initial Investors, or their duly appointed agents, have received a copy of each document required to be delivered to the Initial Investors pursuant to the Concurrent Transactions and (v) there exists no default, event of default, breach or violation (or any event which, with notice, lapse of time or otherwise, could result in a default, event of default, breach or violation) under any of the documents relating to the Concurrent Transactions.

            3.29. Use of Proceeds. The Company shall use the proceeds of the sale of the Investors' Shares to the Investors and the proceeds of any contemporaneous or subsequent sale of shares of Series C Preferred Stock contemplated by Section 2.4 hereof for working capital purposes and for capital expenditures in the ordinary course of business, in either such case substantially in accordance with budgets approved from time to time at meetings of the Board of Directors of the Company by a majority of the Board. None of such proceeds shall be used to build out additional markets without the prior written approval of Majority Senior Holders (as defined in the Series C Certificate of Designation).

            3.30. Filing of Series C Certificate of Designation, Certificate of Amendment, Etc. All actions necessary in order to duly and validly authorize and designate the Preferred Stock, including all necessary corporate action on the part of the Company and its stockholders and the filing with the Delaware Secretary of State of the Series C Certificate of Designation and the Certificate of Amendment, have been taken and each of the Series C Certificate of Designation and the Certificate of Amendment is in full force and effect in the forms attached hereto as Exhibit I and Exhibit A, respectively, and has not been amended, modified or supplemented. All actions necessary in order to duly and validly authorize and effect the amendments to the Certificate of Incorporation of the Company set forth in the Series A Amendment and the Series B Amendment, including all necessary corporate action on the part of the Company and its stockholders and the filing with the Delaware Secretary of State of the Series A Amendment and the Series B Amendment, have been taken and each of the Series A Amendment and the Series B Amendment is in full force and effect in the forms attached hereto as Exhibit G and Exhibit H, respectively, and has not been amended, modified or supplemented

            3.31. Availability of Documents. The Company has made available to the Investors copies of all documents, including all Contracts, insurance policies, leases, plans, instruments, and Licenses listed in any Schedule or otherwise referred to herein. Such copies are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder. The Company has delivered to the Initial Investors concurrently with the Closing, (i) a certificate, dated the Issue Date, of the Chief Executive Officer/President and the Secretary of the Company (a) attaching copies, certified by such officers as true and complete, of the resolutions of the Board of Directors and stockholders of the Company in connection with the authorization and approval of the execution, delivery and performance of the Concurrent Transaction Documents and consummation of the Concurrent Transactions and of all other documents evidencing all necessary corporate action taken in connection therewith, (b) attaching copies, certified by such officers as true and complete, of the Certificate of Incorporation, as amended and By-Laws of the Company, (c) which includes a representation by such officers that the copies of the Certificate of Incorporation and By-Laws of the Company, as previously provided to the Initial Investors, are true and complete in all respects and, that the copies of the Certificate of Incorporation, as amended conform to the original documents filed with the Secretary of State (which representation shall reference each document by name and date of execution and (d) setting forth the incumbency of the officer or officers of the Company who have executed and delivered this Agreement and each other Transaction Document, including therein a signature specimen of each such officer or officers, (ii) copies, certified by the Secretary of State of the State of Delaware, or other appropriate official of the jurisdiction of incorporation of the Company of the Certificate of Incorporation as of August 18, 1997, (iii) a long form certificate of existence and good standing (including tax good standing), dated the Closing Date of the Secretary of State or other appropriate official of the jurisdiction of incorporation of such Company Party and (iv) an opinion of counsel to the Company on the form substantially as set forth in Exhibit K hereto.

      Section 4. Representations and Warranties of the Investors. Each Investor, severally and not jointly, represents and warrants to the Company as follows:

            4.1. Authority. This Agreement is the valid and binding agreement of such Investor, enforceable in accordance with its terms, except insofar as enforcement may be affected by bankruptcy, reorganization or similar laws relating to creditors' rights in general, and general principles of equity, and no consent, authorization or approval of any other person to such consummation of the transactions contemplated hereby is required. Such Investor has taken all actions necessary to authorize the execution, delivery and performance of this Agreement by such Investor and no other proceedings on the part of such Investor are necessary to authorize the execution and delivery of this Agreement and the transactions contemplated hereby.

            4.2. Investment Intent. (i) Such Investor is an "accredited" investor as defined in Regulation D promulgated under the Securities Act of 1933, as amended; (ii) such Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and uses of its investment in the Company; (iii) such Investor understands and is able to bear the economic risks associated with such investment; (iv) such Investor has, on the date hereof, sufficient financial resources to carry out the purchase of the shares purchased by it as contemplated in this Agreement;
(v) such Investor is purchasing the Investors' Shares it is purchasing for investment, for its own account, and not with a view to the public distribution or resale thereof in violation of the Securities Act or any applicable state securities law.

            4.3. Access to Information. Such Investor has been furnished with or given access to all information that it has requested regarding the Company's current operations, business plans and prospects, in addition to the information contained herein.

      Section 5. No Joint Obligations.

            5.1. Obligations Several, Not Joint. Each Investor shall be (i) obligated hereunder only with respect to the purchase of the number and kind of Investors' Shares set forth on Schedule 2.1 hereto and no Investor shall have any liability with respect to any other Investors' obligations hereunder and
(ii) separately and independently entitled to rely on the representations and warranties of each other party made to such Investor in this Agreement and to the benefit of all covenants and agreements of each other party made with such Investor herein.

      Section 6. Indemnification.

            6.1. Agreement of Company to Indemnify.

            6.1.1. The Company agrees to defend, protect, indemnify and hold harmless each Indemnified Party (as defined below) from and against any and all liabilities, obligations, losses, deficiencies, claims, investigations, suits, actions, proceedings, damages, assessments, penalties, judgments, costs, disbursements and expenses of any kind or nature (including reasonable fees and disbursements of counsel in connection with preparing for, defending against or prosecuting), and amounts paid or agreed to be paid in settlement of, any claim, action, suit, hearing, proceeding or investigation against such Indemnified Party or any action, suit or proceeding initiated by such Indemnified Party in connection with securing, exercising, enjoying and enforcing such Indemnified Party's rights, benefits and privileges or enforcing any Company Party's obligations and liabilities under any Concurrent Transaction Document, in each case including appeals, whether direct, indirect or consequential, in any manner resulting from, arising out of, based upon or related or attributable to: (i) any breach or inaccuracy of any representation or warranty of, or any breach or failure to perform any covenant, agreement or obligation, of the Company contained in this Agreement or any other Concurrent Transaction Document; (ii) the invalidity or unenforceability, or alleged invalidity or unenforceability, of any provision of any Concurrent Transaction Document; (iii) any liability or obligation, or alleged liability or obligation, of any Company Party to, or claim by, any holder or former holder of capital stock, equity interests or other securities of any Company Party or any Affiliate of any Company Party, relating to any event, fact or circumstances occurring or existing at any time at or prior to the time of the Closing under this Agreement or by reason of consummation of any of the transactions contemplated by the Concurrent Transaction Documents; or
      (iv) any liability or obligation, or alleged liability or obligation, of any Initial Investor to, or claim by, any holder or former holder of capital stock, equity interests or other securities, or any creditor of or claimant against the Company or any predecessor corporation of any thereof, relating to any event, fact or circumstances occurring or existing at any time at or prior to the time of the Closing under this Agreement or by reason of consummation of any of the transactions contemplated by the Concurrent Transaction Documents.

            6.1.2. As used in this Agreement, the term "Indemnified Parties" includes (i) each Initial Investor, (ii) each partner of any Initial Investor who at any time may acquire any of the Investors' Shares by reason of the dissolution of or any distribution by such Initial Investor,
      (iii) the respective Affiliates, partners (general and limited), directors and officers of the foregoing Persons and their respective shareholders, directors and officers and (iv) the respective successors, heirs, executors and legal representatives of the foregoing. For purposes of this
      Section 6.1., each reference to any "Company Party" includes the Company and each and every Person which, at any time prior to the date hereof, (i) was consolidated with or merged with or into the Company, (ii) was consolidated with one or more other entities in a transaction resulting in the formation of the Company, (iii) was a party to a binding share exchange with the Company, (iv) sold or otherwise transferred all or substantially all of its properties to the Company or
      (v) was a party to any transaction by virtue of which the Company succeeded to, assumed or otherwise incurred whether by contract or agreement, operation of law or otherwise, liability for any Debt, liabilities and obligations of such Person, including liability for any taxes payable by such Person, obligations or liabilities of such Person with respect to any employee benefit plan or obligations or liabilities of such Person under any Requirements of Law.

            6.2. Defense of Third-Party Claims. Each Indemnified Party will give the Company prompt notice of any third-party claim, investigation, action, suit, hearing or proceeding with respect to which such Indemnified Party seeks indemnification pursuant to Section 6.1., but the failure to give such notice shall not impair any of the rights or benefits of such Indemnified Party under
Section 6.1. except to the extent such failure adversely affects the Company's ability to defend such claim or increases the amount of such liability. In the case of any third-party claims as to which indemnification is sought by any Indemnified Party, such Indemnified Party shall be entitled, at the sole expense and liability of the Company, to exercise full control of the defense, compromise or settlement of any third-party claim, investigation, action, suit, hearing or proceeding unless the Company within a reasonable time after the giving of such notice by the Indemnified Party shall: (i) deliver a written confirmation to such Indemnified Party that the indemnification provisions of
Section 6.1. are applicable to such claim, investigation, action, suit, hearing or proceeding and that the Company will indemnify such Indemnified Party in respect of such claim, investigation, action or proceeding pursuant to the terms of such Section without asserting any challenge, defense, counterclaim or offset against the Indemnified Party, (ii) notify such Indemnified Party in writing of the intention of the Company to assume the defense thereof and (iii) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such claim, investigation, action, suit, hearing or proceeding. If the Company so assumes the defense of any such claim, investigation, action, suit, hearing or proceeding in accordance herewith, then such Indemnified Party shall cooperate with the Company in any manner reasonably requested in connection with the defense, compromise or settlement thereof. If the Company so assumes the defense of any such claim, investigation, action, suit, hearing or proceeding, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnified Party unless (i) the Company has agreed to pay such fees and expenses, (ii) any relief other than the payment of money damages is sought against such Indemnified Party or (iii) the named parties to any such claim, investigation, action, suit, hearing or proceeding (including any impleaded parties) include an Indemnified Party and the Company or one or more other Indemnified Parties, and such Indemnified Party shall have been advised by its counsel that there is a conflict of interest between such Indemnified Party and the Company or any such other Indemnified Party in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Company. Subject to the penultimate sentence of this Section 6.2., if the Company elects to direct the defense of any such claim, investigation, action, suit, hearing or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Company withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnified Party is entered against the Indemnified Party for such liability. If the Company does not elect to defend, or if, after commencing or undertaking any such defense, the Company fails to prosecute or withdraws from such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Company's expense. If the Indemnified Party assumes the defense of any such claim, investigation, action, suit, hearing or proceeding pursuant to this Section 6.2. and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Company prompt written notice thereof and the Company shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Company's expense. The Company shall not, without written consent of such Indemnified Party, settle or compromise or consent to entry of any judgment with respect to any such claim, investigation, action, suit, hearing or proceeding
(i) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party or (ii) which does not include as an unconditional term thereof the giving by the claimant, Person conducting such investigation or initiating such hearing, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such claim, investigation, action, suit or proceeding and all other claims or causes of action (known or unknown) arising or which might arise out of the same facts.

            6.3. Periodic Payments. Any indemnification required by Section 6.1. for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any claim, action, suit, hearing, proceeding or investigation shall be made by periodic payments during the course of the investigation or defense as and when bills are received or costs, disbursements or expenses are incurred; provided, however, that such Indemnified Party shall repay any such periodic payments made to it pursuant to this Section 6.3. to the extent that it ultimately is determined that the amount thereof exceeds that to which such Indemnified Party is entitled pursuant to
Section 6.1.

            6.4. Termination of Indemnification. The representations and warranties of the Company made in or pursuant to this Agreement or any other Concurrent Transaction Document shall survive the Closing, for the following respective periods (subject to the last sentence of this Section 6.4), in each case regardless of any investigation that may have been or may be made by or on behalf of any Investor: (i) in the case of the representations and warranties made in Section 3.1, Section 3.2, Section 3.3, Section 3.4 or Section 3.10, indefinitely; (ii) in the case of the representations and warranties made in
Section 3.18, Section 3.20 or Section 3.26, until the expiration of the last-to-expire of all statute of limitations periods applicable to claims that may be asserted against the Company or any Investor in respect of any matter covered thereby and (iii) in all other cases, until the first anniversary of the date of the Closing. The representations and warranties of the Investors made in or pursuant to this Agreement shall survive until the first anniversary of the date of the Closing. All covenants, agreements, obligations and commitments of the Company made in or pursuant to this Agreement, in any other Concurrent Transaction Document shall survive indefinitely and without limitation (except as may otherwise be expressly provided for by their terms). Any representation, warranty, covenant, agreement, obligation or commitment which is the subject of a claim or dispute asserted in writing prior to the expiration of the applicable of the above-stated periods shall survive with respect to such claim or dispute until the final resolution thereof.

      Section 7. Legends.

            7.1. Securities Act Legend. Except as otherwise provided in this
Section 7.1. or in the Stockholders' Agreement, each certificate or other instrument evidencing the Investors' Shares shall bear a legend in substantially the following form:

      "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS STATED IN (AND ARE TRANSFERABLE ONLY UPON COMPLIANCE WITH) THE STOCK PURCHASE AGREEMENT, DATED AUGUST ____, 1997. THE SHARES HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR OTHER SECURITIES LAWS. THEY ARE 'RESTRICTED SECURITIES' WITHIN THE MEANING OF SEC RULE 144. THE SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SUCH LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND SUCH LAWS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY."

Any holder of any such certificate or instrument bearing the foregoing legend shall be entitled to promptly receive from the Company, without expense, a new certificate or instrument of identical tenor representing the same kind of securities and the same number or other amount thereof not bearing such legend if such securities shall have been effectively registered under the Securities Act and are sold or otherwise disposed of in accordance with the intended method of disposition by the seller thereof set forth in the registration statement, or such securities may be freely transferred by such holder by reason of an exemption from registration under the Securities Act, or such legend otherwise is not required in order to ensure compliance with the Securities Act. The opinion of Baker & Botts, L.L.P., or other legal counsel selected by such holder and reasonably satisfactory to the Company with respect to any of the foregoing or with respect to any question concerning whether any proposed transfer of any such securities would violate the Securities Act shall be sufficient to determine the issue.

      Section 8. Miscellaneous.

            8.1. Survival of Provisions. The respective representations, warranties, covenants and agreements of the parties made herein or pursuant hereto shall remain operative and in full force and effect regardless of (i) any investigation made at any time by or on behalf of any Investor or any other Person and (ii) the Closing under this Agreement and acceptance of any of the Investors' Shares and payment therefor.

            8.2. Determinations Generally. Unless otherwise expressly provided herein, all decisions and determinations required or permitted to be made by any Investor hereunder (including any decision as to whether to give any consent or approval) shall be made by such Investor in its sole discretion.

            8.3. Communications. All notices and other communications required or permitted by this Agreement shall be in writing, and (i) if to the Company, to Mentus Media Corp., 9531 West 78th Street, Minneapolis, MN 55344, Attention:
Chairman, or to such other address as the Company may designate in a written notice to each Stockholder, or (ii) if to any Investor, to such Investor at such Investor's address appearing on Schedule 2.1 hereto or supplied by such Investor in writing to the Company for the purpose of such notice. All notices and other communications required or permitted by this Agreement shall be deemed to have been duly given if personally delivered to the intended recipient at the proper address determined pursuant to this Section 8.3. or sent to such recipient at such address by registered or certified mail, return receipt requested, Express Mail, Federal Express or similar overnight delivery service for next Business Day delivery or by telegram, telex or facsimile transmission and will be deemed given, unless earlier received: (1) if sent by certified or registered mail, return receipt requested, five calendar days after being deposited in the United States mail, postage prepaid; (2) if sent by Express Mail, Federal Express or similar overnight delivery service for next Business Day delivery, the next Business Day after being entrusted to such service, with delivery charges prepaid or charged to the sender's account; (3) if sent by telegram or telex or facsimile transmission, on the date sent and (4) if delivered by hand, on the date of delivery.

            8.4. Fees, Costs, Expenses and Taxes.

            8.4.1. At the Closing Date, the Company covenants and agrees to pay all of the costs and expenses and the reasonable out-of-pocket expenses incurred by the Initial Investors in connection with the negotiation, preparation, review, printing, typing, reproduction, execution, delivery, collection and enforcement of this Agreement and the other Concurrent Transaction Documents and any amendment or supplement to or modification of any of the foregoing and any and all other agreements, instruments, certificates and other documents furnished pursuant hereto or thereto or in connection herewith or therewith and provided, however, that the Company's maximum aggregate obligation under this Section 8.4.1. shall be limited to $50,000.

            8.4.2. The Company agrees to pay any and all stamp, transfer and other similar taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, or the issuance and sale of the Securities, and shall save and hold each Investor harmless from and against any and all liabilities with respect to or resulting from any delay in paying, or omission to pay, such taxes.

            8.5. Brokerage. The Company represents and warrants that no broker, finder or investment banker is or will be entitled to any brokerage, finder's or similar fee or commission in connection with any of the transactions contemplated by the Transaction Documents based upon arrangements made by and on behalf of such party.

            8.6. Incorporation by Reference. All schedules and exhibits to this Agreement and all documents delivered pursuant to or referred to in this Agreement are incorporated herein by reference and made a part hereof.

            8.7. Binding Effect; Successors and Assigns; Entire Agreement. Except as expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended or shall be construed to confer upon or give any person (including creditors, stockholders and Affiliates of the Company), other than the parties to this Agreement, any remedy or claim under or by reason of this Agreement or any term, covenant or condition hereof, all of which shall be for the sole and exclusive benefit of the parties to this Agreement. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and executors, administrators and heirs; provided that, except as otherwise specifically permitted or contemplated pursuant to this Agreement, (i) neither this Agreement nor any of the rights, interests or obligations of the Company hereunder shall be assigned by the Company without the prior written consent of each Investor and (ii) neither this Agreement (other than Section 2.2) nor any of the rights, interests or obligations of the Investors (other than such rights, interests and obligations in connection with Section 2.2), of the Investors hereunder may be assigned by the Investors without the prior written consent of the Company other than to an Affiliate of any Investor. This Agreement and the other Transaction Documents collectively set forth the entire agreement and understanding between the parties as to the subject matter hereof and merge and supersede all prior discussions, agreements and understandings of any and every nature among them with respect to such subject matter.

            8.8. Amendments and Waivers. The provisions of this Agreement (including the provisions of this sentence), may not be amended, modified or supplemented, and waivers of or consents to departures from the provisions hereof or thereof may not be given unless approved in writing by the Investors.

            8.9. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, regardless of the laws that might be applicable under principles of conflicts of law except to the extent that Delaware General Corporation Law mandatorily applies.

            8.10. Interpretation. The headings of the sections contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect the meaning or interpretation of this Agreement.

            8.11. No Implied Waivers. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein or made pursuant hereto. The waiver by any party thereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by any party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.

            8.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

            8.13. Attorney's Fees. In any action or proceeding brought to enforce any provision of this Agreement, and in any action or proceeding arising under or with respect to this Agreement where any provision hereof or thereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees in addition to any other available remedy.

            8.14. Further Assurances. Each party shall cooperate and take such actions as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

            8.15. Severability. If any provision of this Agreement or the application thereof to any person or circumstance is held by a court of competent jurisdiction to be invalid, void or enforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, provided that, if any provision hereof or the application thereof shall be so held to be invalid, void or unenforceable by a court of competent jurisdiction, then such court may substitute therefor a suitable and equitable provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid, void or unenforceable provision. To the extent that any provision shall be judicially unenforceable in any one or more states, such provision shall not be affected with respect to any other state, each provision with respect to each state being construed as several and independent.

            8.16. Specific Performance. The parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the parties that the remedy at law, including monetary damages, for breach of such provisions will be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

            8.17. Facsimile Signatures. This Agreement may be executed by facsimile signatures.

                       [Signatures appear on next page]

            IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the day and year first written above.


                          THE MENTUS GROUP, INC.


                          By:   _______________________________
                                Name:
                                Title:

                          21ST CENTURY COMMUNICATIONS T-E
                          PARTNERS, L.P.

                          By:   SANDLER INVESTMENT
                                PARTNERS, L.P., General Partner

                          By:   SANDLER CAPITAL
                                MANAGEMENT, General Partner

                          By:   ARH CORP.,
                                General Partner


                          By:   _______________________________
                                      Edward Grinacoff
                                      Treasurer


                          21ST CENTURY COMMUNICATIONS

                          PARTNERS, L.P.

                          By:   SANDLER INVESTMENT
                                PARTNERS, L.P., General Partner

                          By:   SANDLER CAPITAL
                                MANAGEMENT, General Partner

                          By:   ARH CORP.,
                                General Partner


                          By:   _______________________________
                                      Edward Grinacoff
                                      Treasurer


                          21ST CENTURY COMMUNICATIONS
                          FOREIGN PARTNERS, L.P.

                          By:   SANDLER INVESTMENT
                                PARTNERS, L.P., General Partner

                          By:   SANDLER CAPITAL
                                MANAGEMENT, General Partner

                          By:   ARH CORP., General Partner


                          By:   _______________________________
                                Edward Grinacoff
                                Treasurer

                          PULITZER PUBLISHING COMPANY


                          By:   _______________________________